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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             COMMISSION FILE NUMBER: 33-91744-03

CABCO TRUST FOR BELLSOUTH DEBENTURES
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

445 BROAD HOLLOW ROAD, SUITE 239, MELVILLE, NEW YORK 11747  (631) 587-4700
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               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

$45,000,000 TRUST CERTIFICATES FOR BELLSOUTH DEBENTURES
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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  (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(A) OR 15(D) REMAINS)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)( l)(i)  X                Rule 12h-3(b)( l)(i) ___
         Rule 12g-4(a)(l)(ii) ___               Rule 12h-3(b)(l)(ii) ___
         Rule 12g-4(a)(2)(i)  ___               Rule 12h-3(b)(2)(i)  ___
         Rule 12g-4(a)(2)(ii) ___               Rule 12h-3(b)(2)(ii) ___
                                                Rule 15d-6           ___

Approximate number of holders of record as of the certification or notice date:
-0-

Pursuant to the requirements of the Securities Exchange Act of 1934 CABCO TRUST FOR FLORIDA P&L FIRST MORTGAGE BONDS has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Date:  02/04/05                 By: /s/ Robert D. Vascellaro
               ----------                    ------------------------
                                             Robert D. Vascellaro
                                             Vice President,
                                             Corporate Asset Backed Corporation,
                                             Depositor

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

              Persons who respond to the collection of information
               contained in this form are not required to respond
                            unless the form displays
                      a currently valid OMB control number.